EXHIBIT 10.3

SECOND AMENDED AND RESTATED NATURAL GAS PURCHASE

AGREEMENT

between

SELKIRK COGEN PARTNERS, L.P.

and

ENCANA CORPORATION

dated January 1, 2005

SECOND AMENDED AND RESTATED NATURAL GAS PURCHASE
AGREEMENT

          THIS SECOND AMENDED AND RESTATED NATURAL GAS PURCHASE AGREEMENT (“Agreement”), made as of the 1st day of January, 2005.

BETWEEN:

Selkirk Cogen Partners, L.P., a Delaware limited partnership with its principal place of business in Selkirk, New York (“Buyer”)

OF THE FIRST PART

- and –

EnCana Corporation, a Canadian corporation, with its principal place of business in Calgary, Alberta (“Seller”)

OF THE SECOND PART

          WHEREAS Buyer desires to purchase and receive a long-term, firm natural gas supply from Seller and Seller desires to sell and deliver a long-term, firm natural gas supply to Buyer.

          WHEREAS the parties entered into a long term Natural Gas Purchase Agreement dated August 12, 1991, as amended by subsequent letter agreements (the “Amended August 12, 1991 Agreement”);

          WHEREAS the parties amended and restated the Amended August 12, 1991 Agreement by an Amended and Restated Natural Gas Purchase Agreement dated October 22, 1992 (the “1992 Amended Agreement”);

          AND WHEREAS the parties desire to amend and restate the 1992 Amended Agreement upon the terms and conditions set forth in this Agreement, which shall supersede and replace the 1992 Amended Agreement effective as of January 1, 2005.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:

ARTICLE I
INTERPRETATION

1.1 Definitions

          The following terms, when used in this Agreement, shall have the following meanings:

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(b)	Intentionally Left Blank

(c)	“Affiliate” shall have the meaning ascribed to that term in the Business Corporation Act of Alberta;

(d)	“Base Gas” shall mean all gas under this Agreement;

(e)	“British thermal unit” or “Btu” shall mean the amount of heat required to raise the temperature of one (1) pound of distilled water one (1) degree Fahrenheit from sixty degrees Fahrenheit (60°F) to sixty-one degrees Fahrenheit (61°F) at a constant pressure of fourteen and seventy-three hundredths pounds per square inch absolute (14.73 PSIA);

(f)	“Business Day” shall mean any Day which is not a Saturday, Sunday or legal or statutory holiday in either Calgary, Alberta or Selkirk, New York;

(g)	“Buyer’s Pipeline Penalties” shall mean all penalties, charges (other than Buyer’s Transporters’ Demand Rate and associated transporter’s commodity charges) or levies imposed by Buyer’s Transporters;

(h)	“Buyer’s Plant” shall mean a gas-fired cogeneration power plant of approximately 260 MW constructed by Buyer in Selkirk, New York;

(i)	“Buyer’s Power Purchase Agreement” shall mean an agreement between Consolidated Edison Company of New York, Inc. and JMC Selkirk, Inc. executed April 14, 1989, as amended from time to time. Buyer’s Power Purchase Agreement is attached as Appendix “A” hereto for informational purposes only and was assigned to Makowski Selkirk, Inc. on April 30, 1990 and subsequently assigned to Buyer;

(j)	“Buyer’s Regulatory Authorities” shall mean each federal, state and local governmental agency or other authority in Canada and the United States which has jurisdiction over the export from Canada, sale, import into the United States, transportation on facilities of Buyer’s Transporters, construction or operation of Buyer’s Plant or sale of electricity therefrom, or other related matter in question, including, without limitation, the National Energy Board of Canada, the federal Governor-in-Council, the Office of Fossil Energy of the

United States Department of Energy, the Federal Energy Regulatory Commission, and the New York Public Service Commission;

(k)	“Buyer’s Transporters” shall mean those pipeline companies operating pipeline facilities on which Buyer is a shipper and which are used to transport gas from the Delivery Point to the Buyer’s Plant;

(l)	“Buyer’s Transporters Demand Rate” shall mean the sum of the monthly demand rates assessed by Buyer’s Transporters for the daily firm transportation service necessary to receive the DCQ at the Delivery Point and deliver the DCQ, to Buyer’s Plant (expressed in terms consistent with the approved tariffs of the transporting pipelines and converted to U.S. dollars/MMBtu per month);

(m)	“Commodity Charge” shall have the meaning ascribed to that term in Section 6.4;

(n)	“Commodity Escalation Factor” shall mean the formula RWAP1/RWAPB, as defined in accordance with Section 6.5;

(o)	“Commencement of Firm Deliveries” shall mean that date specified in a written notice made by Buyer pursuant to Article V which is the later of: (i) the date upon which firm transportation is available to Seller on NOVA and available to Buyer on Buyer’s Transporters to receive Buyer’s requirements under this Agreement at the Delivery Point and transport such Base Gas to Buyer’s Plant; or (ii) the Date of Commercial Operation;

(p)	Intentionally Left Blank;

(q)	“Contract Year”, with respect to the first “Contract Year”, shall mean the period commencing on the Commencement of Firm Deliveries and ending on the first Day of November, following and with respect to any succeeding “Contract Year” shall mean the period of twelve (12) consecutive months from the first Day of November to the next succeeding first Day of November;

(r)	“cubic foot” shall mean the volume of gas which occupies one (1) cubic foot when such gas is at a pressure of fourteen and seventy-three hundredths (14.73) psia, at a temperature of sixty degrees Fahrenheit (60°F);

(s)	“cubic meter” or “m3” shall mean that volume of gas which occupies one cubic meter when such gas is at a temperature of fifteen degrees Celsius (15°C) and at a pressure of one hundred one and three hundred and twenty-five thousandths (101.325) kiloPascals (“kPa”) absolute;

(t)	“Date of Commercial Operation” shall mean the date specified in a written notice to Consolidated Edison Company of New York, Inc. from Buyer, pursuant to Buyer’s Power Purchase Agreement, that Buyer’s Plant is ready to commence commercial operation;

(u)	“Day” shall mean a period of twenty-four (24) consecutive hours, beginning and ending at 8:00 o’clock a.m. Mountain Standard Time. The reference date for any Day shall be the calendar date upon which the 24-hour period shall commence;

(v)	“Daily Nomination” shall mean the DCQ or the Reduced DCQ, as applicable;

(w)	“Daily Contract Quantity” or “DCQ” shall mean 17,000 MMBtu per day (which shall be 17,936 GJ per day) at the Delivery Point;

(x)	“Delivery Point” shall mean the point into the TCPL system at Burstall, Saskatchewan. If delivery cannot be made at Burstall for any reason, the Delivery Point will be the interconnection of the facilities of NOVA and TCPL located near Empress, Alberta or such other point as is mutually agreed to by the parties pursuant to this Agreement;

(y)	“Exchange Rate” shall have the meaning ascribed to that term in Section 21.2;

(z)	“Fixed Monthly Charge” or “FMC” shall have the meaning ascribed to that term in Section 6.3;

(aa)	“force maieure” shall have the meaning ascribed to that term in Section 15.1;

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(ee)	Intentionally Left Blank

(ff)	“gas” shall mean gas of the quality specified in Article X hereof;

(gg)	“GJ” shall mean gigajoule or one billion (1,000,000,000) Joules;

(hh)	“GST” means the goods and service tax imposed pursuant to the Excise Tax Act of Canada, as amended from time to time, and any similar tax imposed by a province or territory of Canada which substantially adopts or duplicates such legislation in the Excise Tax Act of Canada;

(ii)	Intentionally Left Blank

(jj)	“Indemnity Amount” shall have the meaning ascribed to that term in Subsection 20.1(a);

(kk)	“Joule” or “J” shall mean the work done when the point of application of a force of one (1) newton is displaced a distance of one (1) meter in the direction of the force;

(ll)	Intentionally Left Blank

(mm)	“Mcf” shall mean one thousand (1,000) cubic feet of gas;

(nn)	“MMBtu” shall mean one million (1,000,000) Btu;

(oo)	“MMcf” shall mean one million (1,000,000) cubic feet of gas;

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(tt)	“Month” shall mean a calendar Month except that the commencement and termination thereof shall be consistent with the definition of “Day” above;

(uu)	“Monthly Demand Rate” or “MDR” shall have the meaning ascribed to that term in Section 6.2;

(vv)	Intentionally Left Blank

(ww)	“NOVA” shall mean NOVA Gas Transmission Ltd. or such successor corporation which owns and operates all or substantially all of the Alberta gas trunkline system;

(xx)	“Price” shall mean the amounts determined under Article VI;

(yy)	“Prime Rate” shall mean the floating nominal annual rate of interest announced from time to time by the Chase Manhattan Bank NA, Main Branch, New York, New York as its reference rate then in effect for determining interest rates on commercial loans in U.S. dollars made in the United States, in all cases adjusting automatically on the effective date of any change to such rate without the necessity of any notice to either party upon each announced change to such rate;

(zz)	“Project Lender” shall mean a lender or group of lenders which has agreed to provide construction and/or permanent financing and/or refinancing for the construction and/or operation of Buyer’s Plant;

(aaa)	“psia” shall mean pounds per square inch absolute;

(bbb)	“Reduced DCQ” shall have the meaning set forth in Section 4.1;

(ccc)	Intentionally Left Blank

(ddd)	“Replacement Fuel” shall mean natural gas or other fuel which may be readily used in substitution for volumes hereunder to operate Buyer’s Plant in satisfaction of Buyer’s Power Purchase Agreement;

(eee)	“Seller’s Regulatory Authorities” means each provincial or local governmental agency or other authority in the Province of Alberta, which has jurisdiction over the sale and removal from Alberta of gas to be sold and purchased hereunder, including without limitation the Alberta Energy and Utilities Board and the provincial Governor-in-Council and each federal authority in Canada which has jurisdiction over the export from Canada of gas to be sold and purchased hereunder, including without limitation the National Energy Board and the federal Governor-in-Council;

(eee1)	“Seller’s Transporter” means NOVA, AltaGas Pipeline Partnership or such other pipeline company whose facilities Seller uses to transport the Daily Nomination to the Delivery Point;

(fff)	“10[3]m3” shall mean 1,000 cubic meters of gas;

(ggg)	“TCPL” shall mean TransCanada PipeLines Limited;

(hhh)	Intentionally Left Blank

(iii)	“Unrecovered Transportation Demand Charges” shall mean the difference between: (i) all transportation demand charges for which Buyer is liable to Buyer’s Transporters for the delivery of gas to be delivered under this Agreement and for the delivery of Replacement Fuel purchased pursuant to Subsection 20.1(a); and, (ii) the amount paid to Buyer pursuant to Buyer’s Power Purchase Agreement, in respect of the Demand Component set forth in Section II.C of Appendix C of Buyer’s Power Purchase Agreement as amended from time to time, except that if the above section of Buyer’s Power Purchase Agreement is amended in a manner that increases Seller’s liability for Unrecovered Transportation Demand Charges under Section 20.1 hereof, Seller shall not be liable for such increase unless it has consented to such amendment of Buyer’s Power Purchase Agreement;

(jjj)	Intentionally Left Blank

1.2 Time

          Unless clearly stated otherwise, all references to time in this Agreement shall refer to Mountain Standard Time (“MST”).

1.3 Changes in Legislation

          All references to legislation in this Agreement are intended to apply to amendments thereto, any re-enactment thereof, and any successor legislation which substantially adopts or duplicates such legislation.

1.4 Appendices

          Appendix “B” appended hereto is incorporated into and is part of this Agreement, by this reference, as fully as though contained in the body of this Agreement.

1.5 References

          Whenever any provision of any appendix to this Agreement conflicts with any provision in the body of this Agreement, the provisions of the body of this Agreement shall prevail. References herein to an appendix shall mean a reference to an appendix of this Agreement. Reference in any appendix to this Agreement to an agreement shall mean a reference to this Agreement.

1.6 Headings

          The division of this Agreement into table of contents, articles, sections, subsections, paragraphs and sub-paragraphs and the provision of headings for all or any of them is for convenience of reference only and shall not affect the interpretation of this Agreement.

1.7 Currency

          All references to currency, unless otherwise specified, are to lawful money of United States of America and all payments contemplated hereby shall be in the currency of the United States of America.

1.8 Usage

          In this Agreement, unless there is something in the subject matter or context inconsistent therewith:

(a)	words importing the singular shall include the plural and vice versa;

(b)	words importing gender shall include the masculine, feminine and neuter genders; and

(c)	references to any statute shall extend to any orders-in-council or regulations passed under and pursuant thereto, or any amendment or re-enactment of such statute, orders-in-council or regulations, or any statute, orders-in-council or regulations substantially in replacement thereof.

1.9 Units of Measurement

          All quantities and volumes expressed in this Agreement will be interpreted in accordance with the International System of Units (SI). Imperial units, if shown in brackets, are for convenience purposes only. Conversions of units are set forth in Article XXI.

ARTICLE II

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ARTICLE III
TERM

3.1 Term

(a)	The term of the Agreement commenced on January 1, 2005, and will continue in full force and effect through October 31, 2009.

(b)	Notwithstanding subsection (a), this Agreement shall terminate upon:

(i)	such earlier date as may be required to conform with any applicable authorization of Seller’s Regulatory Authorities or Buyer’s Regulatory Authorities, including extensions thereof, which authorizations are necessary for either of the parties hereto to remove gas from Alberta, export gas from Canada or import gas into the United States; or

(ii)	such earlier date as determined in accordance with the provisions of this Agreement.

3.2 Other Events

          Notwithstanding anything in this Agreement to the contrary, if Buyer is no longer a party to the Buyer’s Power Purchase Agreement for any reason, Buyer may, at its sole option, terminate this Agreement upon providing at least ninety (90) Days prior written notice to Seller of such termination and neither party shall have any liability to the other for such early termination. This Agreement may not be terminated except as otherwise expressly provided in this Agreement.

ARTICLE IV
QUANTITY

4.1 Daily Quantity

          On each Day during the term of this Agreement, Seller shall sell and deliver, and Buyer shall receive and purchase, the Daily Contract Quantity or Reduced DCQ, on a firm basis. Buyer may reduce the DCQ for any Day(s) by any amount (including to 0 MMbtu/day) as determined by Buyer in its sole discretion to be necessary to accommodate outages or other restrictions on the operation of Buyer’s Plant upon providing Seller twenty (20) Days prior written notice of the DCQ reduction for such Day(s) (“Reduced DCQ”).

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4.12 Transportation Letter of Credit

(a)	In order to support Buyer’s fulfillment of TCPL’s requirements in respect of financial assurances relating to the Firm Service Transportation Agreement to be entered into by Buyer and TCPL (the “TCPL Agreement”) in respect of the transportation of volumes purchased under the 1992 Amended Agreement as of the Commencement of Firm Deliveries (20,236 GJ/day), Seller agrees to provide financial assurances acceptable to TCPL on behalf of Buyer. If a letter of credit is selected by Seller, Seller agrees to post such letter of credit on behalf of Buyer in an amount up to a maximum of one (1) year’s demand charges under the TCPL Agreement, or provide other financial assurances acceptable to TCPL. Unless otherwise requested by Seller, Buyer shall assist Seller in making arrangements for such letter of credit for the amount which must be provided to TCPL and Seller shall post such letter of credit. Buyer shall reimburse Seller for its actual cost of obtaining and maintaining such a letter of credit; provided that if Seller has arranged for such letter of credit, Buyer shall not reimburse Seller for an amount greater than what the cost would have been in the event that Buyer had arranged for such letter of credit

(b)	In the event that Buyer incurs an event of default under TCPL’s approved tariff which permits TCPL to draw upon the letter of credit posted by Seller, Seller may at its option, request Buyer to permit Seller full use of Buyer’s rights, as permitted under TCPL’s tariff and under the TCPL Agreement, and Buyer shall do so as soon as practical, but in no event later than thirty (30) Days after such request. Buyer or its designee shall have ninety (90) Days to cure such default provided Buyer or its designee reimburses Seller for amounts so drawn down, plus interest thereon at the Prime Rate plus two hundred (200) basis points. If Buyer or its designee does not cure such default, Buyer agrees, upon Seller’s request to assign its rights under the TCPL Agreement effective (subject to TCPL and regulatory approval) ninety (90) Days from such request.

(c)	Such default by Buyer under TCPL’s approved tariff shall also constitute an event of default under this Agreement, and Seller shall have the right to terminate this Agreement upon ninety (90) Days written notice following such an event of default, subject to the right of the Buyer, or its designee, to cure such default and; provided that, if within such ninety (90) Day notice period Buyer reimburses Seller for its actual costs incurred due to such default by Buyer (plus interest at the Prime Rate plus two hundred (200) basis points), the assignment of Buyer’s rights under the TCPL Agreement to Seller shall immediately terminate. Buyer shall provide no less than twenty-four (24) hours notice before it recalls its TCPL transportation rights following such termination of the assignment.

(d)	Provided that Buyer has complied with the Seller’s request to assign pursuant to Subsection 4.12(b), Buyers total liability to Seller under this Section 4.12 shall be the lesser of: (i) The amount of the letter of credit drawn down prior to the permanent assignment of the transportation rights to Seller, plus interest thereon at the Prime Rate plus two hundred (200) basis points or (ii) an amount equal to ninety (90) Days Transportation Demand Charges, plus interest at the Prime Rate plus two hundred (200) basis points; provided that, if Buyer’s Plant is still operating, Buyer shall be liable for all demand charges drawn down by TCPL on the letter of credit posted by Seller during the twelve (12) month period commencing on the date of the first draw down by TCPL, plus interest thereon at the Prime Rate plus two hundred (200) basis points.

ARTICLE V
COMMENCEMENT AND NOMINATION OF DELIVERIES

5.1 Intentionally Left Blank

5.2 Nomination

          The parties shall coordinate their nomination activities giving sufficient time to meet the deadlines of Seller’s Transporter and TCPL (the “Transporters”). Each party shall give the other party timely prior written notice, sufficient to meet the requirements of the Transporters of the Daily Nomination each Day to be delivered at the Delivery

Point. Should either party become aware that actual deliveries at the Delivery Point are greater or less than the Daily Nomination for such Day, such party shall promptly notify the other party. The parties shall use commercially reasonable efforts to avoid imposition of any Imbalance Charges. “Imbalance Charges” shall mean any fees, penalties, costs or charges (in cash or in kind) assessed by a Transporter for failure to satisfy its balance and/or nomination requirements. If Buyer or Seller receives an invoice from the Transporter that includes Imbalance Charges, the parties shall determine the validity as well as the cause of such Imbalance Charges. If the Imbalance Charges are incurred as a result of Buyer’s receipt of quantities of gas greater than or less than the Daily Nomination, then Buyer shall pay for such Imbalance Charges or reimburse Seller for such Imbalance Charges paid by Seller. If the Imbalance Charges are incurred as a result of Seller’s delivery of quantities of gas greater than or less than the Daily Nomination, then Seller shall pay for such Imbalance Charges or reimburse Buyer for such Imbalance Charges paid by Buyer.

ARTICLE VI
PRICE

6.1 Monthly Contract Price

          Upon the Commencement of Firm Deliveries and thereafter for the term of this Agreement, Buyer shall pay to Seller for Base Gas to be provided hereunder an amount to be comprised of the sum of: (i) a Monthly Charge determined in accordance with Section 6.2; and (ii) a Commodity Charge determined in accordance with Section 6.4.

6.2 Monthly Charge

(a)	The Monthly Charge for each Month shall be the sum of:

(i)	the NOVA FTD Demand Rate multiplied by 1058.2 10[3]m3 , where

NOVA FTD Demand Rate is the FT-D Demand Rate per month as quoted in the NOVA Tariff for Rate Schedule FT-D (Currently $188.41/10[3]m3). In the event Rate Schedule FT-D is no longer in effect, any replacement Nova Rate Schedule for delivery of gas at Empress, Alberta will be used in its place, and

(ii)	the Fixed Monthly Charge calculated pursuant to Section 6.3.

(b)	Intentionally Left Blank

(c)	(c) Buyer’s obligations to pay the Monthly Charge shall be reduced pursuant to this Section 6.2(c) if Seller fails for any reason (other than force majeure) to tender to TCPL, wholly or in part, the Daily Nomination. The Monthly Charge for any Month in which deliveries are impaired shall be calculated as the Monthly Charge calculated pursuant to Section 6.2(a) multiplied by a fraction, the numerator of which shall be the total quantity of Base Gas delivered hereunder to TCPL for Buyer’s account during such Month, and the denominator of which shall be the total of the Daily Nominations on each Day of the Month. Any failure by Seller to perform its obligations under the terms of the Agreement when and to the extent such failure is due to force majeure shall be subject to the provisions of Article 15.

6.3 Fixed Monthly Charge

          The Fixed Monthly Charge (“FMC”) shall, in respect of the particular Month, be equal to the product of $ (U.S.) 0.30/MMBtu and the sum of the DCQ, expressed in MMBtu’s in effect for each Day in the particular Month.

6.4 Commodity Charge

          The “Commodity Charge” for each Month shall be an amount equal to the product of all volumes of Base Gas nominated and delivered at the Delivery Point, and the Commodity Rate. The Commodity Rate shall be an amount determined in accordance with the following formula:

          CR = ABP - $(U.S.) 0.30/MMBtu

Where:

“CR” is the Commodity Rate in $(U.S.)/MMBtu;

“ABP” is the Adjusted Base Price for such Month as determined in accordance with Section 6.5.

6.5 Adjusted Base Price

(a) The Adjusted Base Price (“ABP”) is subject to monthly adjustment to reflect changes in the Regional Weighted Average Price, as defined in Subsection 6.5(c), for certain fuels, if there is a variance between the Regional Weighted Average Price for the period ending the 21st Day of the most recent preceding Month for which data is available and beginning on the 22nd Day of the next preceding Month (“Period”) and the Regional Weighted Average Price for the twelve (12) Month period ending December 31, 1990 (the “Base Period”).

(b) Buyer will notify Seller of an adjustment on or before the first Day of the delivery Month during which such adjustment shall be in effect and provide Seller with the basis for the adjustment; provided however that Seller may contact Buyer to correct calculation errors apparent on the face of the adjustment, and Seller may audit such adjustment pursuant to Section 7.3.

(c) The ABP shall be determined monthly and computed in accordance with the following formula before the last Day of the Month preceding the Month for which the adjustment is being determined:

ABP	=	IBP	x	RWAP1
RWAPB

Where:

“ABP” is the Adjusted Base Price;

“IBP” is U.S. $1.70 per MMBtu;

“RWAP1” is the Regional Weighted Average Price expressed in $U.S./MMBtu for the most recent Period preceding the Month for which the adjustment is being determined; and

“RWAPB” is the Regional Weighted Average Price for the Base Period of U.S. $3.7062 per MMBtu.

(d) For the purpose of this Section 6.5, No. 2 fuel oil, No. 6 fuel oil, and natural gas shall be the “Regional Fuels”. The weightings of each Regional Fuel in any contract year shall be 26% for No. 2 fuel oil, 9% for No. 6 fuel oil and 65% for natural gas (“Regional Fuel Weights”).

(e) The price for each of the fuel oil Regional Fuels for any Period will be multiplied by the applicable Regional Fuel Weight for such fuel oil Regional Fuel and the sum of such calculations will be the weighted average wholesale price of the fuel oil Regional Fuels for the Region for such Period (“Regional Weighted Average Fuel Oil Price”).

(f) The Regional Gas Price expressed in $U.S./MMBtu for each Period will be the arithmetic average of the FERC CD-5 rate of Tennessee Gas Pipeline Company, the FERC DCQ-D rate of Texas Eastern Gas Transmission Corp. and the firm service rate of Transcontinental Gas Pipe Line Corp. for New York City citygate deliveries, (in the manner calculated in Appendix “B” to this Agreement) each as in effect as of the last Day of such Period (without regard to any subsequent changes in the effective rate for such Day), all at 100% load factor. For any Period, the product of the Regional Gas Price and the applicable Regional Fuel Weight for gas for such Period will be the Regional Weighted Average Gas Price.

(g) For each Period, the sum of the Regional Weighted Average Fuel Oil Price and Regional Weighted Average Gas Price will be the Regional Weighted Average Price for such Period.

(h) The prices in each Period for the fuel oil Regional Fuels will be the average of the high and the low of the daily prices (in U.S. dollars per MMBtu) for such Period for such fuel oil Regional Fuels as reported in “Platt’s Oilgram Price Report” published by McGraw-Hill, Inc. for (i) the No. 2 fuel oil Regional Fuel for “MetroNY (Eth) Diesel No. 2 Fuel”, and if the MetroNY (Eth) price is not published for any Period, the reference price will be “N. New Jersey (Eth), and (ii) the No. 6 fuel oil Regional Fuel for “New York/Boston; $/Bb/; No. 6 1%S Max; Barge” under the heading “Product Price Assessments.”

(i) In the event that any of the published data referenced in this Article VI is no longer available, the parties shall use their best efforts to agree on substitute data or a substitute index. If the parties are unable to agree upon substitute data or substitute index, the Commodity Escalation Factor shall be determined in the same manner that the escalation factor for Consolidated Edison Company of New York Inc.’s purchases of gas from Boundary Gas, Inc. is then determined. If the parties cannot agree on substitute data or substitute index, and, Boundary Gas, Inc. has no subsisting long-term gas purchase contract with Consolidated Edison Company of New York Inc., then at such time the provisions of Section 6.8 shall apply.

6.6 Minimum Bill

          Upon the Commencement of Firm Deliveries, the minimum monthly bill shall be the Monthly Charge.

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6.8 Replacement Indices

(a) If the parties cannot agree on substitute data or a substitute index pursuant to Section 6.5(i) and if Boundary Gas, Inc. has no subsisting long-term gas purchase contract with Consolidated Edison Company of New York Inc., then the procedures set forth in Section 6.8(b) below shall apply provided, however, to the extent the results of such proceedings under Section 6.8(b) require regulatory approval, which may include short term approvals, then the effectiveness of the alternate Reference Price calculated in accordance with Section 6.8(b) shall be subject to the receipt of all governmental and regulatory approvals required to make the Reference Price effective without modifications (unless such modifications are acceptable to both parties); the parties shall promptly apply for such approvals if required. The purpose of any such proceeding with respect to the substitute data or substitute index shall be to determine substitute data or a substitute index that is comparable in all material respects to the formerly published data or index for which a substitute is required.

(b) , If the publication reporting the price based upon a published index (the “Reference Price”) prior to its unavailability has suggested an alternate index or methodology for determining the Reference Price, then the alternate Reference Price shall be that suggested by such publication. If none is suggested, then the parties agree to promptly and in good faith negotiate an alternate Reference Price.

If the parties do not agree on a substitute methodology or index by the end of the first Month for which the Reference Price could not be determined, then each party shall in good faith prepare a list of three (3) differing alternate published reference postings or prices representative of spot prices for gas delivered in the same geographic area as

Base Gas delivered hereunder. Each list shall be set forth in that party’s priority order with the highest priority index listed first.

Each party shall submit its list to the other within ten (10) Business Days after the end of the first Month for which the price could not be determined as set forth above. The first listed index appearing in Seller’s list that also appears in Buyer’s list shall constitute the alternate Reference Price. If either party fails to provide a list of that party’s alternate published references as provided above, such party’s list shall not be considered, and the first listed index appearing in the other party’s submitted list shall constitute the alternate Reference Price.

If there is no index common to both Seller’s and Buyer’s list then the parties shall continue to attempt to reach agreement on an index for an additional five (5) Day period. If no selection can be agreed upon within the specified timeframe, then the average of each party’s first listed index in its first submitted list shall constitute the alternate Reference Price.

From and after the date the indices used to determine the Reference Price are no longer available (“Renegotiation Date”), until the alternate Reference Price is determined, the Reference Price shall be deemed to be the average of the Reference Price(s) in effect during the twelve (12) Months preceding the Month in which the Renegotiation Date occurred, which price shall be effective until the effective date of the alternate Reference Price determined as set forth above. Upon determination of a new alternate Reference Price, the Reference Price will be adjusted retroactively to the Renegotiation Date

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ARTICLE VII
BILLINGS AND PAYMENTS

7.1 Monthly Statements and Payments

          Subject to Seller’s receipt of TCPL’s metering statements pursuant to Section 8.1 hereof, Seller shall prepare and send to Buyer on or before the thirteenth (13) Day of each month after the first sale of gas hereunder a statement for the preceding month in which the gas being billed for was sold (the “Sale Month”) showing the daily and total quantity of gas sold hereunder, the applicable Price and the total amount payable to Seller therefore stated in United States dollars (the “Sum”) with any amounts billed Seller in Canadian dollars converted to $ U.S./ MMBtu pursuant to Section 21.2. Buyer shall pay all amounts due on or before the 25th Day of the Month following the Month of delivery by direct deposit to the Royal Bank of Canada, 339 – 8th Avenue S.W., Calgary, Alberta, T2P 1C9, Swift Address: ROYCATT2, Beneficiary US$ Acct. No.: 400-484-2, Duns No. 25-537-8655; Intermediary Information: Chase Manhattan Bank, New York, ABA No.: 021000021, or such other bank account as Seller may direct by notice given to Buyer pursuant to Article XIX. In the event that Seller fails to so provide a statement to Buyer on or before the thirteenth (13th) Day of a Month, the date by which Buyer must deposit the Sum in Seller’s account shall be extended one Day for each Day Seller’s statement is late; provided, however, that if Seller is unable to render a statement on or before the thirteenth (13th) Day of a Month, Seller may at its option provide an estimated statement to Buyer which statement shall contain Seller’s best estimate of the daily and total quantity of gas sold hereunder during the preceding month, and the total amount payable by Buyer therefore stated in United States dollars. Buyer shall deposit in Seller’s account the Sum for such estimated statement within fifteen (15) Days of its receipt but no later than the 28th Day of the Month. For any Month in which Seller provides an estimated statement to Buyer, Seller shall provide the final statement for such Month with Seller’s statement for the next succeeding Month. Seller’s statement for such next succeeding Month shall reflect an adjustment for any difference between the estimated statement and the final statement for the previous Month, which shall be added to or deducted from, as appropriate, Seller’s statement for such next succeeding month. If Buyer fails to deposit the Sum or any portion thereof, in Seller’s account when same is due, interest thereon shall accrue both before and after judgment at the rate of interest which is equal to the Prime Rate during the period of time such payment remains outstanding, plus two hundred (200) basis points until the same is paid.

7.2 Failure to Pay

          If Buyer’s failure to pay continues for fifteen (15) Days after payment is due, Seller, in addition to all other remedies, may thereafter suspend the sale of gas hereunder and if such default continues for forty-five (45) additional Days, Seller may thereafter, in addition to any other rights Seller may have, terminate this Contract; provided, however, in order for Seller to have the right to suspend sales or terminate this Agreement, Seller must first have notified Buyer in writing fifteen (15) Days prior to exercising such right of its intent to do so and give Buyer the right to pay the amount so due to Seller within such fifteen (15) Day period; and provided further that if Buyer in good faith shall dispute the amount of any such bill or any part thereof and shall pay to Seller such amounts as it concedes to be correct and at any time thereafter within twenty (20) Days of a demand made by Seller shall furnish or cause to be furnished a good and sufficient surety bond acceptable to Seller acting reasonably, guaranteeing payment to Seller of the amount ultimately found due upon such bill after a final determination which may be reached either by agreement or judgment of the courts, as may be the case, then Seller shall not be entitled to suspend further sales of gas or terminate this Agreement because of such non-payment. Interest on the final determination amount shall accrue to the successful party in the dispute both before and after judgment at the Prime Rate plus two hundred (200) basis points until the same is paid from the date of dispute to the date of payment.

7.3 Audits

          Upon prior written notice, either party hereto shall have the right at all times during normal business hours to audit those accounts, books, records and charts of the other party which are necessary to verify the accuracy of any statement, charge, computation or demand made under or pursuant to this Agreement or related transportation agreements. Any error, audit exceptions or discrepancy in charts or statements furnished pursuant hereto shall be promptly reported to Seller or Buyer, as applicable, and proper adjustment thereof shall be made within thirty (30) Days after final determination of the correct volumes or amounts involved. If either party fails to make payment when due, interest thereon shall accrue both before and after judgment at the rate of interest which is equal to the Prime Rate plus two hundred (200) basis points until the same is paid during the period of time such payment remains outstanding.

7.4 Currency

          All statements and payments hereunder shall be expressed and made in U.S. dollars and all Canadian dollar amounts shall be converted to $ U.S./MMBtu pursuant to Section 21.2.

7.5 Indemnity Payments

          Seller shall pay to Buyer any amounts which Seller has agreed to indemnify Buyer against under this Agreement within thirty (30) Days of Buyer rendering an invoice. Unpaid amounts shall accrue interest both before and after judgment at a rate and in the manner described in Section 7.1 and Buyer may offset any amounts owing to it against amounts otherwise payable by it to Seller. This Section 7.5 shall not apply to Indemnity Amounts subject to the provisions of Section 20.2.

ARTICLE VIII
DELIVERY POINT

8.1 Delivery Point

          Delivery of gas by Seller to Buyer shall be at the Delivery Point. It is understood that Buyer’s request for the Daily Nomination shall be made by TCPL for Buyer’s account and that gas sold hereunder by Seller shall be delivered by Seller’s Transporter to TCPL for Buyer’s account and not for TCPL’s own account. Volumes delivered at the Delivery Point for Buyer’s account shall be determined by the meters of TCPL at the Delivery Point. Buyer shall forward to Seller copies of TCPL’s metering statements within three (3) Business Days of Buyer’s receipt thereof.

8.2 Title

          Title to gas delivered hereunder shall pass to Buyer when it is received on behalf of Buyer at the Delivery Point. All risks, costs and expenses of delivering the gas to the Delivery Point shall be borne by Seller except to the extent herein otherwise specifically provided. Similarly, all risks, costs and expenses of transporting the gas beyond the Delivery Point shall be borne by Buyer except to the extent herein otherwise specifically provided.

8.3 Possession

          As between the parties hereto, Seller shall be, or shall be deemed to be, in exclusive control and possession of the gas sold hereunder and responsible for any loss, damage or injury caused thereby until such gas is delivered at the Delivery Point, at which time Buyer shall be deemed to be in exclusive control and possession of such gas and responsible for any loss, damage or injury caused thereby. Seller shall indemnify and save Buyer harmless from all suits, claims, liens, damages, costs, losses, expenses and encumbrances of whatsoever nature arising from and out of claims of any or all persons to said gas or title thereto, or to royalties, taxes, license fees, TOPGAS charges, payments or other charges thereon applicable before title passes to Buyer, and Buyer shall indemnify and save Seller harmless from all suits, claims, liens, damages, costs, losses, expenses and encumbrances of whatsoever nature arising from and out of claims of any or all persons to said gas or title thereto, or to royalties, taxes, license fees, payments or other charges thereon applicable after title passes to Buyer.

8.4 Change of Delivery Point

     At any time and from time to time at the request of either party the parties shall meet to discuss a possible change of delivery point in respect of all or a portion of the gas to be delivered hereunder, and upon the mutual agreement of the parties in writing, the Delivery Point shall be as so agreed upon.

ARTICLE IX
DELIVERY PRESSURE

9.1 Gas delivered by or on behalf of Seller to or for the account of Buyer hereunder shall be at the pressure required from time to time to enter the facilities of the transporter receiving the gas at the Delivery Point.

ARTICLE X
QUALITY

10.1 Specifications

          The gas delivered by Seller shall be of a quality and pressure sufficient to be acceptable to and enter the facilities of the transporter receiving the gas at the Delivery Point.

10.2 Off Specification

          If the gas offered for delivery by Seller hereunder shall fail at any time to conform to the quality requirements of the transporter receiving gas at the Delivery Point, then Buyer shall notify Seller of such failure and, at Buyer’s option, may refuse to purchase such gas pending correction by Seller in which case Seller shall be deemed to have failed to deliver such gas.

ARTICLE XI
MEASUREMENT

11.1 Units

          The unit of measurement of gas for purposes of billing shall be MMBtu’s.

11.2 Quantity Determined by Transporter

          The quantity of gas delivered to transporter for Buyer’s account at the Delivery Point shall be determined by transporter receiving gas at the Delivery Point in accordance with the then current standard terms and conditions applicable to such transporter’s transportation service.

11.3 Conversions

          Where required, standards of measurement shall be converted to imperial measurement in accordance with the provisions of Article XXI.

ARTICLE XII
REPRESENTATIONS AND WARRANTIES

12.1 Seller’s Representations and Warranties

     Seller represents and warrants to Buyer that:

(a)	Seller has good title and the right to sell to Buyer the gas delivered hereunder;

(b)	all such gas shall be free from any and all liens, encumbrances and adverse claims of any nature;

(c)	no finding of producer support pursuant to the Natural Gas Marketing Act (Alberta) or similar legislation of any Canadian jurisdiction is required and no approval by a joint owner of gas reserves is required in order for Seller to sell and deliver gas to Buyer hereunder;

(d)	the execution, delivery and performance by the Seller of this Agreement have been duly authorized by all necessary corporate action on the part of Seller and do not require any approval or consent of any other person or entity, except approvals or consents which have previously been obtained;

(e)	this Agreement is in full force and effect, has been duly executed and delivered on behalf of Seller by the appropriate officers of Seller, and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms except as the enforceability thereof may be limited by (a) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and (b) general equitable principles (whether considered in a proceeding in equity or at law);

(f)	as of the date of execution of this Agreement, there is no litigation, action, suit, proceeding or investigation pending or (to the best of Seller’s knowledge after due inquiry) threatened against Seller before or by any court, administrative agency, arbitrator or governmental authority, body or agency, other than proceedings relating to approvals issued or to be issued by Buyer’s Regulatory Authorities or Seller’s Regulatory Authorities, which, if adversely determined, individually or in the aggregate, (i) could adversely affect the performance by Seller of its obligations hereunder, or which could modify or otherwise adversely affect the approvals (as contemplated by Section 12.3 (a)), (ii) could have a material adverse effect on the condition (financial or otherwise), business or operations of Seller or (iii) questions the validity, binding effect or enforceability hereof, any action taken or to be taken pursuant hereto or any of the transactions contemplated hereby; and

(g)	Seller is not in violation of its charter or by-laws, and the execution, delivery and performance by Seller of this Agreement as of the date of execution of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation of, breach of or default under any term of its charter or by-laws, or of any contract or agreement to which it is a party or by which it or its property is bound, or of any license, permit, franchise, judgment, writ, injunction, decree, order, charter, law, ordinance, rule or regulation applicable to it, except for any such violations which, individually or in the aggregate, would not adversely affect the performance by Seller of its obligations under this Agreement.

12.2 Buyer’s Representations and Warranties

          Buyer represents and warrants to Seller that:

(a)	execution, delivery and performance by Buyer of Buyer’s obligations under this Agreement is not conditional upon or subject to the consent or approval of any third party other than Project Lender, Consolidated Edison Company of New York, Inc., and Buyer’s Regulatory Authorities;

(b)	subject to any assignment or security interest held by Project Lender or any assignment or transfer to a permitted assignee pursuant to Section 17.2, Buyer shall be the legal and beneficial owner of Buyer’s Plant, unless Project Lender has exercised any remedies under Buyer’s loan agreement or other loan documents;

(c)	this Agreement is in full force and effect, has been duly executed and delivered on behalf of Buyer by the appropriate agents of Buyer, and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as the enforceability thereof may be limited by (a) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and (b) general equitable principles (whether considered in a proceeding in equity or at law);

(d)	as of the date of execution of this Agreement, there is no litigation, action, suit, proceeding or investigation pending or (to the best of Buyer’s knowledge after due inquiry) threatened against Buyer before or by any court, administrative agency, arbitrator or governmental authority, body or agency, other than proceedings related to approvals issued or to be issued by Buyer’s Regulatory Authorities or Seller’s Regulatory Authorities, which, if adversely determined, individually or in the aggregate, (i) could adversely affect the performance by Buyer of its obligations hereunder, or which could modify or otherwise adversely affect the approvals (as contemplated by Section 12.4 (a)), (ii) could have a material adverse effect on the condition (financial or otherwise), business or operations of Buyer or (iii) questions the validity, binding effect or enforceability hereof, any action taken or to be taken pursuant hereto or any of the transactions contemplated hereby; and

(e)	Buyer is not in violation of its charter or by-laws, and the execution, delivery and performance by Buyer of this Agreement as of the date of execution of this

Agreement and the consummation of the transactions contemplated hereby will not result in any violation of, breach of or default under any term of its charter or by-laws, or of any contract or agreement to which it is a party or by which it or its property is bound, or of any license, permit, franchise, judgment, writ, injunction, decree, order, charter, law, ordinance, rule or regulation applicable to it, except for any such violations which, individually or in the aggregate, would not adversely affect the performance by Buyer of its obligations under this Agreement.

12.3 Seller’s Covenants

          Seller covenants with Buyer that:

(a)	Seller has obtained or will obtain all approvals that may be required by Seller’s Regulatory Authorities and Seller shall use reasonable efforts to obtain and maintain all necessary approvals issued by Seller’s Regulatory Authorities in good standing during the term of this Agreement; and

(b)	Seller shall commit such reserves and deliverability as are necessary for Seller to obtain a removal permit pursuant to the Gas Resources Preservation Act authorizing the removal of the DCQ for the full term of this Agreement and as are necessary for Buyer to obtain an export license pursuant to the National Energy Board Act authorizing the export of the DCQ for the full term of this Agreement, and Seller shall commit such additional gas reserves and deliverability as are required to obtain such removal permit and/or export license in the event that the Energy Resources Conservation Board and/or National Energy Board determines that reserves and/or deliverability committed by Seller are insufficient to obtain such removal permit or export license.

12.4 Buyer’s Covenants

          Buyer covenants with Seller that:

(a)	Buyer shall use all reasonable efforts to obtain and maintain consents and approvals required for the effectiveness of this Agreement, including Buyer’s Regulatory Authorities; and

(b)	Subject to any assignment or security interest held by Project Lender or any assignment or transfer to a permitted assignee pursuant to Section 17.2, Buyer shall not voluntarily cause Buyer’s Plant to be transferred to any parties other than Project Lender or a permitted assignee pursuant to Section 17.2, unless Project Lender exercises any remedies under Buyer’s loan agreement or other loan documents.

ARTICLE XIII
TAXES

13.1 Responsibility for Taxes

          Subject to Section 13.2, Seller shall pay or cause to be paid all taxes, royalties and other assessments and levies imposed on Seller with respect to the gas delivered hereunder prior to or on a concurrent basis with its delivery to Buyer including, but without limitation, all severance and sales taxes and Buyer shall pay or cause to be paid all taxes and assessments imposed upon Buyer with respect to gas delivered hereunder after its receipt by Buyer. Neither party shall be responsible or liable for any taxes or other statutory charges levied or assessed against any of the facilities of the other party used for the purpose of carrying out the provisions of this Agreement.

13.2 GST

(a)	The parties intend that the Price does not include any amounts payable under GST. The parties further intend that the transactions contemplated in this Agreement relate solely to exports from Canada and accordingly shall be zero rated for GST purposes and not subject to GST. Each party agrees to provide to the other party, or to such third party as may be directed by the other party, any declarations, certificates, and documents evidencing transactions pursuant to this Agreement as may be requested hereunder or may be required by law.

(b)	Notwithstanding Subsection 13.2(a), if the GST is imposed by law upon Buyer in respect of its purchase of gas from Seller, or the transportation of such gas in Canada, or the export of such gas from Canada, and such law or regulations thereunder permit the refund of such GST amounts paid to Buyer then Buyer shall pay such GST and Seller shall use reasonable efforts to assist Buyer in recovering any such tax or levy including assisting Buyer in applying for a refund of such amounts provided that Buyer shall conduct and bear the costs of any application for a refund.

(c)	In the event that GST is imposed on gas sold hereunder and to the extent that such GST is paid by Buyer and not refunded, such GST amounts paid, and not refunded, shall be reimbursed to Buyer by Seller each Month to the extent only that gas sold under this Agreement in the applicable Month has a delivered price at Buyer’s Plant in excess of the “Ceiling Price” (as such term is defined in paragraph II.D of Appendix C in Buyer’s Power Purchase Contract) for the applicable Month, provided however that Seller shall not be required to reimburse Buyer for GST amounts paid by Buyer in respect of gas which Buyer has not exported from Canada.

(d)	From time to time, Buyer shall provide the Seller with evidence of export of the natural gas purchased under this Agreement acceptable to the Seller.

ARTICLE XIV
SUPPLY SECURITY

14.1 Seller’s Reserves and Deliverability

(a)	Seller consents and permits Buyer to request from the Alberta Energy and Utilities Board (the “AEUB”) the annual reserves assessment prepared by the AEUB in connection with Seller’s removal permits (the “Annual AEUB Report”). Buyer shall be responsible for the AEUB ‘s normal charges for the release of Annual AEUB Report to Buyer. In the event that the AEUB ceases to prepare an Annual AEUB Report, Seller shall provide Buyer with an alternate report, at Buyer’s cost, which is acceptable to Buyer acting reasonably. Buyer shall keep Annual AEUB Reports and any other alternate reports confidential unless disclosure is required for the purposes set out in Section 18.1.

(b)	In the event that the report provided pursuant to Section 14.1(a) indicates material deficiencies in Seller’s ability to meet its firm gas sales obligations, Seller shall provide Buyer with information setting forth its plan to correct such deficiencies and the schedule for such corrections.

(c)	Intentionally Left Blank

(d)	Seller shall not over contract its lands and reserves or otherwise take action which jeopardizes Seller’s ability to perform its obligations under this Agreement.

14.2 Undertaking to Sell and Deliver

          Seller shall beneficially own and produce sufficient gas reserves and deliverability to meet substantially all of Seller’s obligations to sell and deliver gas, and all Seller’s obligations under this Agreement.

14.3 No Limitation

          Seller acknowledges that this Article is included in order to provide additional assurances to Buyer that gas will be provided by Seller to Buyer in accordance with this Agreement and is not intended to limit the liability of Seller to Buyer for damages or under any indemnity arising from any failure by Seller to perform its obligations under this Agreement.

ARTICLE XV
FORCE MAJEURE

15.1 Definition

          Seller shall not be liable for any failure to perform the terms of this Agreement when and to the extent such failure is due to “force majeure” and, notwithstanding Section 6.2, Buyer shall not be obligated to make any payments under this Agreement in respect of any Monthly Charge, or the relevant portion thereof, when Buyer has been unable to nominate or take at the Delivery Point or transport to or consume gas and sell electricity from Buyer’s Plant due to an event of force majeure. The term “force majeure”, as employed, herein and for all purposes relating hereto, shall mean acts of God; strikes; lockouts or other industrial disturbances; acts of public enemy; wars; blockades; insurrections; riots; epidemics; landslides; lightning; earthquakes; explosions; fires; civil disturbance; mechanical breakdowns; a failure of Seller’s gas gathering or processing facilities for reasons clearly beyond the control of Seller which materially impairs Seller’s ability to deliver gas to its long term customers; intervention of federal, provincial, state or local government or from any of their agencies or boards including Buyer’s Regulatory Authorities and Seller’s Regulatory Authorities; the order or direction of any court; or accidents affecting Buyer’s Plant or Buyer’s Transporters or Seller’s Transporters used to transport gas to the Delivery Point or Buyer’s Transporters’ facilities used to transport gas from the Delivery Point to the Buyer’s Plant; force majeure events under Buyer’s Power Purchase Agreement; and any other causes whether of the kind herein enumerated or otherwise, not within the control of the party claiming suspension and which by the exercise of due diligence such party is unable to prevent or overcome.

15.2 Exclusions

(a)	Notwithstanding Section 15.1, the following shall not be events of force majeure:

(i)	insufficiency of Seller’s gas supplies or deliverability to the NOVA system;

(ii)	if the failure was due to lack of funds or with respect to the payment of any amount or amounts then due hereunder; and

(iii)	any event described in Section 16.3.

(b)	Neither party shall be entitled to the benefit of the provisions of Section 15.1 under any or all of the following circumstances, unless otherwise specifically provided for in Section 15.2:

(i)	to the extent that the failure was caused by the contributory negligence of the party claiming suspension;

(ii)	to the extent that the failure was caused by the party claiming suspension having failed to remedy the condition, and to resume the performance of such covenants or obligations, with reasonable dispatch; and

(iii)	unless as soon as reasonably possible after the happening of the occurrence relied upon or as soon as possible after determining that the occurrence was in the nature of force majeure and would affect the claiming party’s ability to observe or perform any of its covenants or obligations under this

Agreement, the party claiming suspension shall have given to the other party notice, to the effect that such party is unable by reason of force majeure (the nature whereof shall be therein specified) to perform the particular covenants or obligations. The party claiming suspension shall likewise give notice, as soon as possible after the force majeure condition shall have been remedied, to the effect that the same has been remedied and that such party has resumed, or is then in a position to resume, the performance of such covenants or obligations.

15.3 Notice

          The party claiming suspension of its obligations pursuant to this Article XV shall promptly give the other party notice of the force majeure including reasonably full particulars in respect thereof. The party claiming suspension of its obligations as aforesaid shall promptly remedy the cause of the force majeure insofar as it is reasonably able to do so; provided that the terms of the settlement of any strike, lockout or other industrial disturbance shall be wholly in the discretion of the party claiming suspension of its obligations hereunder by reason thereof.

15.4 Termination

          In the event that a party does not substantially perform its obligations and such obligations are suspended pursuant to this Article XV for a period of eighteen (18) Months or more as a result of any single event of force majeure, the other party may, by notice within thirty (30) Days following the expiry of such eighteen (18) Month period, terminate this Agreement.

15.5 Extension

          An event of force majeure shall only extend the term of this Agreement by mutual agreement of the parties.

ARTICLE XVI
GOVERNMENTAL RULES AND REGULATIONS

16.1 Valid Laws

          This Agreement and the rights and obligations of the parties hereunder shall be subject to all present and future valid laws, orders, directives, rules and regulations of any governmental body or official having jurisdiction.

16.2 Maintenance

          Seller and Buyer shall, except as otherwise provided, endeavor to maintain this Agreement and shall not unilaterally petition to amend it.

16.3 Regulatory Changes

          In the event that any regulatory authority with authority over one or both parties to this Agreement, or with authority over any transportation of Base Gas to be sold or purchased hereunder, or with authority over any sales or other performance pursuant to the Agreement, takes any action which:

(a)	affects gas exported from Canada in a manner which is materially different from other indigenous gas produced and not exported from Canada, or

(b)	affects gas imported into the United States in a manner which is materially different from indigenous gas produced and sold in the United States,

and which has the effect of fundamentally altering and undercutting the economic position of the parties or either of them insofar only as it pertains to Base Gas; then the party thereby injured may, by written notice to the other party, require that this Agreement or other arrangements incidental to this Agreement be amended as necessary to preserve the economic position insofar only as it pertains to Base Gas held by the affected party immediately prior to such event. Such notice shall describe the action taken by the regulatory authority and shall include reasonable particulars as to the manner and extent to which the economic position of the party giving the notice has been adversely affected. The parties shall use their reasonable efforts during a 90-Day period following such notice to negotiate and effect such amendments following which the injured party may, if such efforts are unsuccessful, by further written notice within 60 Days after such 90-Day period to the other party terminate this Agreement. Upon termination of this Agreement pursuant to this Section, the provisions of Section 20.4 hereof shall apply.

ARTICLE XVII
ASSIGNMENT

17.1 Binding

          The terms, covenants and conditions hereof shall be binding on the parties hereto and on their successors and assigns.

17.2 Assignment

(a) Neither party may assign any of its rights or obligations hereunder without written consent of the other party, such consent not to be unreasonably withheld, except as otherwise expressly provided in this Section 17.2.

(b) Seller agrees that:

(i)	Buyer may assign this Agreement to JMC Fuel Services Inc. without relieving Buyer’s liability for its obligations hereunder;

(ii)	Buyer may assign this Agreement in whole or in part to Project Lender in conjunction with construction or permanent financing of Buyer’s Plant, provided that Project Lender agrees in writing that, upon the succession by it or its transferee to Buyer’s interest in this Agreement, Project Lender or its transferee, as the case may be, shall be bound by the terms of this Agreement; and provided further, that Project Lender or its transferee shall have no obligations under this Agreement prior to the time such party succeeds to Buyer’s interest in this Agreement; and further provided that Project Lender or its transferee shall have the same assignment rights as Buyer upon such succession to Buyer’s interest in this Agreement. Seller agrees to execute and deliver a consent to assignment to Project Lender in form and substance as Buyer may reasonably request;

(iii)	Buyer may assign this Agreement in whole or in part to a purchaser of all or substantially all the assets of Buyer’s Plant, or in consequence of a merger or amalgamation of Buyer with another person. Such purchaser or person shall have the same assignment rights as the Partnership; provided that if Buyer retains an interest in Buyer’s Plant Buyer shall not be relieved of its obligations hereunder;

(iv)	Buyer may assign this Agreement, in whole or in part, to other parties with which Buyer enters into project leases or project contracts relating to Buyer’s Plant or any other generating unit at the sites of Buyer’s Plant to the extent such project leases or project contracts are secured in whole or in part by a lien against any asset of Buyer including, without limitation, this Agreement.

(c) Buyer agrees that:

(i)	Seller may assign or dispose of this Agreement and its rights and obligations hereunder, in consequence of a merger or amalgamation of Seller with another person, provided that the merged or amalgamated person agrees in writing to be bound by the terms of this Agreement; and further provided that Seller has assigned or transferred substantially all of its established gas reserves to such merged or amalgamated person.

(ii)	Seller may assign this Agreement to an Affiliate of Seller, without relieving its obligations hereunder.

(d) This Agreement shall be binding upon and shall enure to the benefit of the respective successors and assigns of the parties hereto. Except for permitted assignments pursuant to Subsection 17.2(b)(ii), no assignment shall relieve Buyer or Seller of its obligations until an assignment and novation agreement prepared by the party hereto proposing to assign and acceptable to the other party hereto, acting reasonably, has been executed by Buyer and Seller and any assignee(s).

17.3 Transfer of Seller’s Gas Reserves

          Seller shall not assign, transfer or otherwise dispose of all or substantially all of its established gas reserves, unless: (i) such transfer or disposition is to an Affiliate of Seller or a merged person within the contemplation of Subsection 17.2(c)(i) as a result of a merger or amalgamation; and (ii) this Agreement has been assigned to such Affiliate or such merged or amalgamated person in accordance with Subsection 17.2(c).

ARTICLE XVIII
CONFIDENTIALITY

18.1 Except as required by law, the necessity to arrange for transportation, as required by Project Lender, or due to regulatory reporting requirements (including all disclosures by Buyer or Seller necessary for purposes of engaging in proceedings before state, provincial or federal regulatory or judicial authorities or arbitration), this Agreement and any contract entered pursuant hereto shall remain confidential between Seller and Buyer.

ARTICLE XIX
NOTICES

19.1 Except as otherwise herein specifically provided, any notice, request, demand or statement shall be given in writing. Written notice shall be deemed given on the earlier of (i) the date received by the addressee when delivered by hand, or (ii) the Day following the date sent by telecommunications means to the numbers set forth below, or (iii) five (5) Days after mailing by prepaid registered United States mail or Canadian mail, directed to the post office address of the parties as follows (provided that, at any time when there is a strike affecting delivery of either United States mail or Canadian mail, all such deliveries shall be made by hand or by telecommunications):

To Seller:	EnCana Corporation 1800, 855-2nd Street S.W P.O Box 2850 Calgary, AB. T2P 2S5 Attention: Manager, Natural Gas Marketing. Telecopy: (403) 645-7660

To Buyer:	Selkirk Cogen Partners, L.P. 24 Power Park Drive Selkirk, New York U.S.A. 12158 Attention: General Manager Telecopy: (518) 475-5199

or at such other address as either party may from time to time specify as its address for such purposes by written notice given pursuant to this Section.

19.2 All notices provided by the Seller or Buyer under this Agreement, other than an invoice from Seller to Buyer which does not assert that there are past due amounts owing to Seller, shall also be provided to Deutsche Bank Trust Company Americas, at the following address:

Deutsche Bank Trust Company Americas
60 Wall Street - 27th Floor
New York, NY 10005
Attention: Trust & Securities Services

Project Finance & Escrow
Telecopy: Fax: 212-797-8625

ARTICLE XX
INDEMNIFICATION AND MITIGATION

20.1 Indemnity for Delivery Failure

          If, on any Day, Seller fails to deliver Base Gas nominated by Buyer for any reason other than force majeure or pursuant to Section 7.2, Seller shall indemnify Buyer against all incremental costs and expenses reasonably incurred by Buyer to obtain Replacement Fuel, all Unrecovered Transportation Demand Charges, and all Buyer’s Pipeline Penalties imposed by Buyer’s Transporters as a result of Seller’s failure to deliver, calculated at Buyer’s Plant, (the “Indemnity Amount”). Except as provided for in this Subsection 20.1, Seller shall not be responsible for any other indirect or consequential damages suffered by Buyer. Buyer shall use reasonable efforts to mitigate costs for which Seller is responsible, and without limitation, Buyer shall use reasonable efforts to utilize Replacement Fuel which will minimize the Indemnity Amount.

20.2 Payment of Indemnity Amount

          The Seller shall pay to Buyer any Indemnity Amount within thirty (30) Days of Buyer rendering a bill for any Indemnity Amount to Seller, and Buyer may set-off the Indemnity Amount, in whole or in part against outstanding amounts due from Buyer to Seller. Seller may set-off the Indemnity Amount in whole or in part against any outstanding amounts due from Buyer to Seller. If Seller fails to pay any Indemnity Amount, or any portion thereof interest thereon shall accrue at the rate of interest which is equal to the Prime Rate plus one hundred (100) basis points until the same is paid during the period or time such payment remains outstanding.

20.3 Misrepresentation

          Buyer and Seller agree to indemnify, save and hold the other harmless from and against any loss, damage, cost, claim, expense or liability whatsoever with respect to or resulting from Buyer’s or Seller’s (as the case may be) representations and warranties in this Agreement not being true.

20.4 Survival

          The liabilities of Buyer and Seller hereunder for breach of any covenants, representations or warranties and the obligations of Buyer and Seller under any indemnity herein contained shall survive termination of this Agreement except as otherwise expressly provided.

ARTICLE XXI
CONVERSIONS

21.1 Intentionally Left Blank

21.2 Currency

          The conversion from Canadian dollars to United States dollars for a particular period of time shall be at the Bank of Canada average noon Day spot exchange rate applicable to that same period of time (the “Exchange Rate”).

21.3 Factors

          The conversion of any quantity or value referred to below shall be done using the equivalent factor associated therewith.

MMBtu X 1.055056	=	GJ
MMcf X 28.32784	=	10[3]m3

psi X 6.894757	=	kPa
(°F - 32) x 5/9	=	°C

ARTICLE XXII

Intentionally Left Blank

ARTICLE XXIII
GENERAL

23.1 Prior Agreements

          This Agreement supersedes all prior agreements between Buyer and Seller as well as all prior understandings or writings among the parties, whether written or oral and whether legally enforceable or not, in connection with the subject matter of this Agreement. This Agreement contains the entire understanding of the parties with respect to the matters contained herein. There are no promises, covenants or undertakings other than those expressly set forth herein.

23.2 Enurement

          This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and assigns as provided for herein.

23.3 Waiver

          No waiver by a party hereto of any provision, or the breach of any provision, of this Agreement shall be effective unless it is contained in a written instrument signed by authorized officers or representatives of the party hereto. Such written waiver shall effect only the matter specifically identified in the instrument granting the waiver and shall not extend to any other matter, provision or breach.

23.4 Delay Not Waiver

          The failure of a party hereto to give notice to any other party hereto or to take any other steps in exercising any right, or in respect of the breach or nonfulfillment of any provision of this Agreement, shall not operate as a waiver of that right, breach or provision nor shall any single or partial exercise of any right preclude any other or future exercise of that right or the exercise of any other right, whether in law or in equity or otherwise.

23.5 Further Assurances

          Each party shall at its own cost and expense, from time to time and without further consideration, execute or cause to be executed all documents and take or fail to take such regulatory or other actions which are necessary or desirable to give effect to the provisions of this Agreement.

23.6 Cumulative Remedies

          The provisions of this Agreement, and the rights and remedies of the parties under this Agreement are cumulative and are without prejudice and in addition to any rights or remedies a party may have at law or equity; no exercise by a party of any one right or remedy under this Agreement, or at law or in equity, shall (save to the extent, if any, provided expressly in this Agreement, or at law or in equity) operate so as to hinder or prevent the exercise by it of any other such right or remedy.

23.7 Governing Law

          This Agreement shall be governed by and construed according to the laws of the Province of Alberta.

23.8 Nonrecourse Obligation of Limited Partnership

          Seller acknowledges and agrees that: (a) Buyer is a limited partnership; (b) Seller shall have no recourse against any partner(s) in Buyer with respect to the obligations of Buyer and its sole recourse shall be against the Buyer’s assets, irrespective of any failure to comply with applicable law or any provisions of this Agreement; (c) no claim shall be made against any partner(s) in Buyer in connection with the obligations of Buyer under this Agreement, except that the partner(s) may be joined as nominal parties for the purpose of enforcing Seller’s rights hereunder; (d) Seller shall have no right to any claim in respect of Buyer not yet due and owing; and (e) this representation is made expressly for the benefit of the partner(s) in Buyer.

23.9 Time is of the Essence

          Time is of the essence in this Agreement.

23.10 Resale

          Seller and Buyer agree that there are no restrictions under this Agreement on Buyer’s resale or use of gas purchased under this Agreement.

23.11 Financial Assurances

          If either party (“X”) has its credit rating reduced below investment grade by either the Standard & Poor’s Rating Group (a division of McGraw-Hill, Inc.) or its successor (“S&P”), or Moody’s Investor Services, Inc., or its successor (“Moody’s”) (such that S&P rate party X’s long-term debt obligations below BBB-, or Moody’s rates party X’s long-term debt obligations below Baa3), then the other party (“Y”) may demand Adequate Assurance of Performance, and party X shall provide party Y with Adequate Assurance of Performance within 5 Business Days after a written request by party Y. “Adequate Assurance of Performance” shall mean sufficient security in the form, in an amount, for the term and from an entity reasonably acceptable to party Y, including, but not limited to, a standby irrevocable letter of credit, a prepayment or a performance bond or guaranty. Sufficient security shall be based upon Seller’s exposure to Buyer which shall be calculated as the amount to be paid pursuant to Section 6.1 for the DCQ as if delivered by Seller for a period of fifty-five (55) Days, subject to a maximum aggregate amount of US$4,000,000, regardless of whether Seller or Buyer is party X.

23.12 Execution in Counterpart Facsimile

          This agreement may be signed in counterpart by facsimile transmission and each copy shall be deemed to be an original.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF this Agreement is executed in multiple originals effective as of the Day and year first herein above written.

SELKIRK COGEN PARTNERS, LP

By:	JMC Selkirk, Inc., Managing
General Partner

By:	/s/ P.CHRISMAN IRIBE

Name:	P. Chrisman Iribe

Title:	President

ENCANA CORPORATION

By:	/s/ KIM JOSLIN

Name:	Kim Joslin

Title:	Vice President
Canadian Gas Marketing